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                                  Exhibit 99.2

                         Form of Stock Option Agreement

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                    CARDIODYNAMICS INTERNATIONAL CORPORATION
                             STOCK OPTION AGREEMENT


                                    RECITALS

          A. The Board of Directors of CardioDynamics International Corporation (the "Corporation") has adopted the CardioDynamics International Corporation 1995 Stock Option/Stock Issuance Plan (the "Plan") for the purpose of attracting and retaining the services of persons who contribute to the growth and financial success of the Corporation.

          B. The Optionee specified in the accompanying Notice of Grant of Stock Option (the "Grant Notice") is a person whom the Plan Administrator believes has and will contribute to the growth and financial success of the Corporation and this Agreement is intended to carry out the purposes of the Plan.

                                    AGREEMENT

          NOW, THEREFORE, it is hereby agreed as follows:

          1. GRANT OF OPTION. Subject to and upon the terms and conditions set forth in this Agreement, the Corporation hereby grants to Optionee, as of the grant date (the "Grant Date") specified in the Grant Notice, a stock option to purchase up to that number of shares of the Corporation's Common Stock (the "Option Shares") as is specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term at the option price per share (the "Option Price") specified in the Grant Notice.

          2. OPTION TERM. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall expire at the close of business on the expiration date (the "Expiration Date") specified in the Grant Notice, unless sooner terminated in accordance with Paragraph 5.

          3. LIMITED TRANSFERABILITY. This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee.

          4. DATES OF EXERCISE. This option shall thereupon become exercisable for the Option Shares in one or more installments as is specified in the Grant Notice. As the option becomes exercisable in one or more installments, the installments shall accumulate and the option shall remain exercisable for such installments until the Expiration Date or the sooner termination of the option term under Paragraph 5 of this Agreement.

          5. ACCELERATED TERMINATION OF OPTION TERM. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be exercisable) prior to the Expiration Date should any of the following provisions become applicable:

             (i) Except that this option shall immediately terminate at the time of Optionee's termination for cause and except as provided in subparagraph (ii) or (iii) below, should Optionee cease to remain in Service while this option is outstanding, then the period for exercising this option shall be reduced to a three (3)-month period commencing with the date of such cessation of Service, but in no event shall this option be exercisable at any time after the Expiration Date. Upon the expiration of such three (3)-month period or (if earlier) upon the Expiration Date, or (if applicable) immediately at the time of Optionee's termination for cause, this option shall terminate and cease to be outstanding.

            (ii) Should Optionee die while this option is outstanding, then the personal representative of the Optionee's estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the law of descent and distribution shall have the right to exercise this option. Such right shall lapse and this option shall cease to be exercisable upon the EARLIER of (A) the expiration of the twelve (12) month period measured from the date of Optionee's death or (B) the

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     Expiration Date.  Upon the expiration of such twelve (12) month period or
     (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

           (iii) Should Optionee become Permanently Disabled and cease by reason thereof to remain in Service while this option is outstanding, then the Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date. Upon the expiration of such limited period of exercisability or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding.

            (iv) During the limited period of exercisability applicable under subparagraph (i), (ii) or (iii) above, this option may be exercised for any or all of the Option Shares for which this option is, at the time of the Optionee's cessation of Service, exercisable in accordance with the exercise schedule specified in the Grant Notice and the provisions of the Plan.

             (v) This option, to the extent not previously exercised, shall terminate and cease to be exercisable upon the consummation of a Corporate Transaction unless this option is expressly assumed by the successor corporation or Parent thereof.

          6. ADJUSTMENT IN OPTION SHARES. In the event any change is made to the Corporation's outstanding Common Stock by reason of any stock split, stock dividend, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made to (i) the total number of Option Shares subject to this option, (ii) the number of Option Shares for which this option is to be exercisable from and after each installment date specified in the Grant Notice and (iii) the Option Price payable per share in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

          7. PRIVILEGE OF STOCK OWNERSHIP. The holder of this option shall not have any of the rights of a shareholder with respect to the Option Shares until such individual shall have exercised the option and paid the Option Price.

          8.   MANNER OF EXERCISING OPTION.

          A. In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, the Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions: (i) execute and deliver to the Secretary of the Corporation written notice of exercise; (ii) pay the aggregate Option Price for the purchased shares in one or more forms approved under Article Two, Section 1.A(2) of the Plan; and
(iii) furnish to the Corporation appropriate documentation that the person or persons exercising the option, if other than Optionee, have the right to exercise this option.

          B. For purposes of this Agreement, the Exercise Date shall be the date on which Paragraph 8.A of this Agreement has been fully satisfied.

          C. As soon after the Exercise Date as practical, the Corporation shall mail or deliver to Optionee or to the other person or persons exercising this option a certificate or certificates representing the shares so purchased and paid for, with the appropriate legends affixed thereto.

          D. In no event may this option be exercised for any fractional shares.

          9.   COMPLIANCE WITH LAWS AND REGULATIONS.


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          A.   The exercise of this option and the issuance of Option Shares upon such exercise shall be subject to compliance by the Corporation and the Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange or national market system on which shares of the Common Stock may be listed at the time of such exercise and issuance.

          B. In connection with the exercise of this option, Optionee shall execute and deliver to the Corporation such representations in writing as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and State securities laws.

          10. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the successors and assigns of the Corporation.

          11.  LIABILITY OF CORPORATION.

          A. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without shareholder approval be issued under the Plan, then this option shall be void with respect to such excess shares, unless Board of Directors and shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

          B. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

          12. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation in care of the Corporate Secretary at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. Either party may change its address for notice by giving written notice of such change. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

          13. LOANS. The Plan Administrator may, in its absolute discretion and without any obligation to do so, assist the Optionee in the exercise of this option by (i) authorizing the extension of a loan to the Optionee from the Corporation or (ii) permitting the Optionee to pay the option price for the purchased Common Stock in installments over a period of years. The terms of any such loan or installment method of payment (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.

          14. CONSTRUCTION. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan. Capitalized terms not otherwise defined within this Agreement shall have the meanings ascribed to them in the Plan, unless the context clearly requires otherwise. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

          15. GOVERNING LAW. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.


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          16.  WITHHOLDING.  Optionee hereby agrees (as a precondition to exercise) to make appropriate arrangements with the Corporation or Parent or Subsidiary corporation employing Optionee for the satisfaction of all Federal, State or local income tax withholding requirements and Federal social security employee tax requirements applicable to the exercise of this option.

          17. ADDITIONAL TERMS APPLICABLE TO AN INCENTIVE OPTION. Should this option be designated in the Grant Notice as immediately exercisable and as an incentive stock option, then this option shall not become exercisable in the calendar year in which granted if (and to the extent) the aggregate fair market value (determined at the Grant Date) of the Corporation's Common Stock for which this option would otherwise first become exercisable in such calendar year would, when added to the aggregate fair market value (determined as of the respective date or dates of grant) of the Common Stock for which this option or one or more other incentive stock options granted to the Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or its Parent or Subsidiary corporations) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. To the extent the exercisability of this option is deferred by reason of the foregoing limitation, the deferred portion will first become exercisable in the first calendar year or years thereafter in which the One Hundred Thousand Dollar ($100,000) limitation of this Paragraph 17 would not be contravened.


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